Preformed Line Products Announces Financial Results for the Third Quarter and First Nine Months of 2010

- Quarterly records were set in both sales and operating profit

- Net income improved 29% excluding the favorable impact of foreign currency for the nine months ended September 30, 2010

- Net sales improved 24% excluding the favorable impact of foreign currency for the nine months ended September 30, 2010

MAYFIELD VILLAGE, Ohio, Nov. 4, 2010 /PRNewswire-FirstCall/ -- Preformed Line Products Company (Nasdaq: PLPC) today reported financial results for the third quarter and the first nine months of 2010.

Net income for the quarter ended September 30, 2010 was $9,879,000, or $1.83 per diluted share, compared to $6,320,000, or $1.19 per diluted share, for the comparable period in 2009.

Net sales in the third quarter of 2010 were $93,942,000, an increase of 36% from sales of $69,132,000 in the third quarter of 2009.

Net income for the nine months ended September 30, 2010 increased 35% to $17,107,000, or $3.17 per diluted share, compared to $12,626,000, or $2.38 per diluted share for the comparable period in 2009.

Net sales increased 31% to $244,987,000 for the first nine months of 2010 compared to $187,394,000 in the first nine months of 2009.

Currency exchange rates favorably impacted sales by $1,679,000 for the quarter and $12,303,000 for the first nine months of 2010, while the favorable impact on net income was $341,000 for the quarter and $824,000 for the first nine months of 2010.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "Our sales and net income from ongoing operations were both records for a quarter.  These results reflect the strength of our legacy operations and the success of integrating the Dulmison business acquired in December, 2009.  That we accomplished these results in a struggling world economy is a testament to the talent and dedication of our 2200+ worldwide team.  Continued economic uncertainty, a weakening dollar and ever increasing raw material costs will present numerous challenges and opportunities going forward."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, and Albemarle, North Carolina.  The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Indonesia, Malaysia,  Mexico, New Zealand, Poland, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements.  Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products, increases in raw material prices, the Company's ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the headings "Risk Factors" and "Forward-Looking Statements" in the Company's 2008 Annual Report on Form 10-K filed with the SEC on March 15, 2010.  The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

Thousands, except per share data	Three month periods ended September 30,		Nine month periods ended September 30,
	2010	2009	2010	2009

Net sales	$ 93,942	$ 69,132	$ 244,987	$ 187,394
Cost of products sold	62,271	44,518	165,836	124,352
GROSS PROFIT	31,671	24,614	79,151	63,042

Costs and expenses
Selling	7,678	5,750	21,218	16,640
General and administrative	9,856	8,609	29,000	23,032
Research and engineering	2,915	2,411	8,474	6,631
Other operating expense (income)	(1,735)	(337)	(745)	(359)
	18,714	16,433	57,947	45,944

OPERATING INCOME	12,957	8,181	21,204	17,098

Other income (expense)
Interest income	84	95	261	307
Interest expense	(162)	(153)	(458)	(369)
Other income	1,005	326	1,765	983
	927	268	1,568	921

INCOME BEFORE INCOME TAXES	13,884	8,449	22,772	18,019

Income taxes	4,002	2,190	5,760	5,501

NET INCOME	9,882	6,259	17,012	12,518

Less net (loss) attributable to noncontrolling interests, net of tax	3	(61)	(95)	(108)

NET INCOME ATTRIBUTABLE TO PLPC	$ 9,879	$ 6,320	$ 17,107	$ 12,626

BASIC EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 1.89	$ 1.21	$ 3.26	$ 2.41

DILUTED EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 1.83	$ 1.19	$ 3.17	$ 2.38

Cash dividends declared per share	$ 0.20	$ 0.20	$ 0.60	$ 0.60

Weighted-average number of shares outstanding - basic	5,238	5,235	5,248	5,231

Weighted-average number of shares outstanding - diluted	5,390	5,316	5,396	5,309

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,	December 31,
Thousands of dollars, except share and per share data	2010	2009

ASSETS
Cash and cash equivalents	$ 22,337	$ 24,097
Accounts receivable, less allowances of $1,280 ($995 in 2009)	63,437	49,245
Inventories - net	67,869	56,036
Deferred income taxes	3,557	3,256
Prepaids	7,404	4,263
Other current assets	1,490	2,062
TOTAL CURRENT ASSETS	166,094	138,959

Property and equipment - net	73,228	67,766
Patents and other intangibles - net	12,848	8,087
Goodwill	12,056	6,925
Deferred income taxes	5,661	4,358
Other assets	9,118	9,277

TOTAL ASSETS	$ 279,005	$ 235,372

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable to banks	$ 831	$ 3,181
Current portion of long-term debt	1,253	1,330
Trade accounts payable	24,684	18,764
Accrued compensation and amounts withheld from employees	12,910	8,345
Accrued expenses and other liabilities	19,256	14,720
TOTAL CURRENT LIABILITIES	58,934	46,340

Long-term debt, less current portion	14,456	3,099
Other noncurrent liabilities and deferred income taxes	16,945	15,112

SHAREHOLDERS' EQUITY
PLPC shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 5,220,847 and 5,248,298 issued and outstanding, net of 587,286 and 551,059 treasury shares at par, respectively	10,442	10,497
Paid in capital	7,774	5,885
Retained earnings	179,140	165,953
Accumulated other comprehensive loss	(8,051)	(11,369)
TOTAL PLPC SHAREHOLDERS' EQUITY	189,305	170,966
Noncontrolling interest	(635)	(145)
TOTAL SHAREHOLDERS' EQUITY	188,670	170,821

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 279,005	$ 235,372

CONTACT:  Eric R. Graef, Preformed Line Products, +1-440-473-9249